Exhibit 99.2

To Our Shareholders:

We had a productive Q3 2022 and start to Q4 2022. Over the past few months our business has achieved new highs in the absolute levels of daily active users and hours of engagement. Based on October results, we believe our bookings in Q4 will also reach a new absolute peak.

We see three key trends that we believe are driving our business today and will continue to in 2023 and beyond:

1. Our fastest year-over-year growth in DAUs is among users between the ages of 17-24. The penetration rates of these users is lower than those among younger users on the platform and they monetize better.
2. Our Core markets, in particular the US and Canada, are generally at peak levels (above peak-COVID levels) and are growing well. This is true among both younger and older DAUs. DAUs in the US and Canada have the highest rates of monetization on Roblox.
3. Our Strategic markets, which include Western Europe and East Asia, are now some of the fastest growing on the platform and the rates of user penetration across all ages is low. These users monetize better than those in the Opportunistic regions such as Latin America, Eastern Europe, and Southeast Asia. At the same time, growth in both the US/Canada and the aforementioned strategic regions are now generally higher than in our opportunistic regions. This mix shift bodes well for overall monetization.

We continue to optimize how we run Roblox to balance innovation and execution speed. We operate as seven tightly-coupled product groups, each working with the others but simultaneously driving as quickly and autonomously as possible. Each product group is responsible for specific key performance indicators (KPIs). Three of those groups - User, Growth, and Economy - have metrics that align closely to our financial forecasts.

- **User**: Our User group is primarily responsible for New User Sign Ups and Frequency as measured by daily active users (DAUs) divided by monthly active users (MAUs). Frequency (DAUs/MAUs) in September 2022 remained at or above the levels we saw during September 2020 and 2021 (COVID-affected) and was nearly 20% higher than September 2019, which was pre-COVID.

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- **Growth**: Our Growth group is responsible for User Retention as well as Engagement as measured by Engagement Hours divided by DAUs. Engagement in September 2022 was 6% below September 2020 (COVID-affected), but was nearly 20% higher than in September 2019, which was pre-COVID.

- **Economy**: Our Economy group is primarily responsible for Monetization as measured by Bookings (in dollars) divided by Engagement Hours. Monetization in September 2022 was in-line with peak COVID periods, but was approximately 12% higher than September 2019. Note that Monetization in 2022 has been affected by the strengthening of the dollar against major global currencies particularly the Euro, the British Pound, and the Korean Won. On a constant currency basis, Monetization is up approximately 15% over 2019 and in-line with COVID-affected Monetization in September 2020 and 2021. As used throughout this letter, constant currency is calculated by converting our current period financial results into U.S. dollars using the comparative prior period's monthly exchange rates for our non-USD currencies.

These are consistent with data we showed at Investor Day. Our most important User, Growth, and Economy metrics improved considerably during the pandemic and while some are down since then, they all remain significantly above the levels achieved pre-COVID.

In addition to these metrics (published in the supplemental materials posted to our IR site), we want to highlight our developer community and the amazing content that they create.

The Roblox developer community is large and growing rapidly. In September we hosted our 8th annual Roblox Developers Conference, and over 800 developers hailing from 28 countries joined us at Fort Mason for three days. Thousands of other developers from around the world watched the proceedings online. We believe that this is one of the most talented and important creative communities in the world. Roblox developers continue to push the boundaries of the platform, making high quality experiences that appeal to an increasingly broad and global audience. Their advances, in turn, drive us to improve the tools and infrastructure they rely on to build their businesses.

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In the month of September 2022, there were 1,520 developers that had experiences on Roblox that generated over 100,000 hours of engagement, up 54% over September 2021. In addition, within that group, there were 352 developers in September 2022 that had experiences on Roblox that generated over 1,000,000 hours, up 47% over September 2021. Further, in September 2022, developer #1,000 earned at an annual run rate of nearly $60,000, which is nearly 3x the amount in September 2020. And finally, in September 2022, the top 1,000 experiences accounted for 85% of both Robux earnings and hours of engagement. Both figures were over 90% this time last year, so the platform is on a trajectory of increasing content diversity which we view as positive.

Branded experiences on Roblox also grew in Q3 2022 with Walmart, Ulta Beauty, GS Retail, Dick's Sporting Goods, the Union of European Football Associations (UEFA), Manchester City Football Club, and iHeart Radio all creating new, persistent places on Roblox.

Turning to our key operating metrics:

Daily Active Users (DAUs)

DAUs totaled 58.8 million in Q3 2022, up 24% year over year, versus 47.3 million DAUs in Q3 2021. DAUs over the age of 13 grew by 34% year over year and accounted for 54% of all DAUs. Three years ago, in Q3 2019, DAUs over the age of 13 accounted for 38.7% of the total user base. Our fastest growing age cohort in Q3 2022 was 17-24 year olds, which grew by 41% and now represents 22% of DAUs on the platform.

DAUs in the US and Canada, which contracted slightly in Q4 2021 and Q1 2022, totaled 14.2 million, or 24.1% of the total in Q3 2022, and grew by 17% year over year. All of our age cohorts in the US and Canada contributed to this growth including our core 9-12 year old user base which is larger than it was during the peak periods of COVID. The largest contributor to growth in DAUs was among 17-24 year olds.

In addition, in Q3 2022 we saw a continuation of high growth in DAUs in both Europe (30% year over year) and APAC (40% year over year), our highest growth regions.

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Hours Engaged (Hours)

Hours totaled 13.4 billion in Q3 2022, up 20% year over year, versus 11.2 billion hours in Q3 2021. Hours from users over the age of 13 grew by 31% over Q3 2021 and accounted for 56% of all hours spent on Roblox. Three years ago, in Q3 2019, users over the age of 13 accounted for 41% of total Hours. Our fastest growing age cohort in Q3 2022 was 17-24 year olds, which grew by 37% and now represent 22% of Hours on the platform.

Hours from users in the US and Canada totaled 3.7 billion, or 27% of the total in Q3 2022, and grew by 21% year over year. As with DAUs, all of our age cohorts in the US and Canada contributed to year over year increases including our core 9-12 year old user base, which is now spending more time on Roblox than during the peak periods of COVID. The largest contributor to growth in engagement was 17-24 year olds.

As with DAUs, in Q3 2022 we saw a continuation of high growth in Hours in both Europe (34% year over year) and APAC (20% year over year).

As mentioned earlier, the growth of older users around the world, year over year increases in the US and Canada (both in DAUs and Hours), as well as high rates of growth in Europe and Asia, are all important secular trends. Users in the US and Canada, especially older users, monetize better than users in other countries and in other age groups. Users in Western Europe and East Asia in particular, also monetize well and are growing at high rates. With relatively low penetration rates among aged up users around the world, we expect all three trends to benefit our bookings growth over the next few years.

Bookings:

Bookings in Q3 2022 totaled $702 million, up 10% over Q3 2021. On a constant currency basis, year over year bookings growth would have been 15%.

We believe that a consequence of more, better content, higher Frequency (DAUs/MAUs), and increased Hours Engaged (Hours/DAUs) is growth in the payer community. In Q3 2022, Monthly Unique Payers (MUPs) grew 16% over Q3 2021 to a record 12.9 million. In Q3 2022, reported average bookings per monthly payer declined by 5%, but adjusting for currency that figure is relatively flat year over year.

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We see positive trends in Monetization. First, Payer Conversion (MUPs/MAUs), a key driver of Bookings per Hour, is strong. In the highest monetizing regions - US and Canada, UK, Nordic, and Australia and New Zealand - MUPs/MAUs is flat or up year over year and hovering near all time highs achieved during the pandemic. Second, we are seeing significant payer conversion growth in East Asia, Australia and New Zealand, and Western Europe, as well as in the US, Canada, and the United Kingdom. All of these regions monetize better than our Opportunistic markets (Latin America, Southeast Asia, etc.). Thus, the mix shift of payers is moving toward higher monetizing regions. In Q3 2022, MUPs in Western Europe and East Asia grew by 26% and 35% year over year, respectively.

Financial Results and Key Metrics

For more information, please refer to our Q3 2022 earnings release and supplemental materials accessible at ir.roblox.com.

Revenue in Q3 2022 was $517.7 million, an increase of 2% over Q3 2021. In Q3 2022, our estimated paying user life changed from 25 months to 28 months. Based on the carrying amount of deferred revenue as of June 30, 2022, the change resulted in a decrease in revenue of $111.0 million for the three months ended September 30, 2022. As a reminder, note that as we retain payers more effectively on the platform, this increases the estimated paying user life over which we amortize bookings for durable virtual goods to arrive at GAAP revenue. Thus, the better we retain payers, which is clearly our intent, the higher the estimated paying user life and the lower reported revenue will be all else being held constant. Bookings are not affected by the estimated paying user life, neither is cash flow from operations nor free cash flow.

Cost of revenue totaled $126.4 million in Q3 2022, down 3% year over year. As mentioned above, in Q3 2022, we changed our estimated paying user life from 25 months to 28 months. Based on the carrying amount of deferred cost of revenue as of June 30, 2022, the change resulted in a decrease in cost of revenue of $25.5 million for the three months ended September 30, 2022.

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Personnel costs, excluding stock-based compensation, were $160.3 million, up 56% year over year primarily driven by hiring. We believe it is critical to continue to hire the best engineering and product professionals we can attract in order to advance our platform. As a result, we continued to hire in Q3 and expect to do so for the balance of this year and likely throughout 2023. We are focused on the levels of dilution we are asking investors (and ourselves as shareholders) to absorb and have mentioned in the past that we are committed to keeping overall share dilution in 2022 under 5%. Developer exchange fees were $151.5 million, an increase of 17% year over year. As a percentage of bookings, DevEx fees were 22% in Q3 2022. We believe that our investments in our developer community have made the community larger and more economically resilient and have been critical to the improvements we have seen across our key metrics. Certain infrastructure and trust and safety spending, which excludes personnel costs, stock-based compensation, and depreciation, was $126.3 million in Q3 2022, up 53% from Q3 2021, reflecting our continued investment designed to provide a safe, reliable, and performant platform for our users and developers. Net loss attributable to common stockholders, which includes a portion of the net loss attributable to our Luobu subsidiary, was $297.8 million in Q3 2022, compared to a net loss attributable to common stockholders of $74.0 million in Q3 2021. Our net losses in Q3 2022 increased over the same period in 2021 due to the higher levels of expense required to support the growth of the business, the increase in the estimated paying user life which reduced reported GAAP revenue by $111.0 million, and the fact that we defer a significant amount of revenue to later periods. Since our investment decisions are generally based on levels of non-GAAP bookings, we expect to continue to report net losses for the foreseeable future even as we anticipate generating net cash from operating activities. 6

Adjusted EBITDA, Net Cash Provided by Operating Activities and Free Cash Flow:
Net cash provided by operating activities was $67.1 million in Q3 2022 and adjusted EBITDA was $50.9 million, or 7% of bookings. The difference is primarily due to a working capital benefit in the quarter. We will continue to target EBITDA margins below 10% at least through 2023. Capital expenditures in the quarter were $133.4 million, driven by our continued infrastructure investments for growth and our secondary data center, which are designed to provide complete redundancy and higher platform reliability. As a result, free cash flow was ($67.7 million) for the quarter. We ended Q3 with $3.0 billion of cash.

Monthly Metrics - October 2022

Last year we had a platform outage that started on October 28, 2021 and lasted for approximately 72 hours. In order to provide a consistent comparison, we will be providing the year over year growth rates for the first 27 days of October 2022 versus the first 27 days of October 2021 (prior to the outage), along with performance for the full month. We made the same type of comparison last year when we reported October 2021 metrics.

- Through the first 27 days of October 2022, average DAUs were 57.8 million, an increase of 14% over the same period in 2021 (prior to the 2021 outage). Actual average DAUs for the full month of October 2022 were 58.2 million.
- Through the first 27 days of October 2022, cumulative hours of engagement were 3.6 billion, up 11% over the same period in 2021. Actual cumulative hours of engagement for the full month of October 2022 were 4.2 billion.
- Through the first 27 days of October 2022, bookings were estimated to be $202.3 million, an increase of 13% over the same period in 2021, and an increase of 20% on a constant currency basis. Actual bookings for the entire month of October 2022 were estimated to be between $231 - $235 million. In October 2021, we reported total bookings of $189 - $192 million and estimated that lost bookings during the three day outage were $25 million. On a constant currency basis, bookings in October 2022 were up 15% year over year versus October 2021 bookings adjusted for the estimated lost bookings during the outage. This adjusted year over year growth rate for October 2022 bookings is equal to the constant currency year over year bookings growth for all of Q3 2022.
- Revenue in October 2022 was $184 million - $187 million.

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Earnings Q&A Session Roblox will host a live Q&A session to answer questions regarding their third quarter 2022 results on Wednesday, November 9, 2022 at 5�30 a.m. Pacific Time/8�30 a.m. Eastern Time. The live webcast and Q&A session will be open to the public at ir.roblox.com and we invite you to join us and to visit our investor relations website at ir.roblox.com to review supplemental information. 8

Forward-Looking Statements

This letter, the live webcast and Q&A session which will be held at 5:30 a.m. Pacific Time/8:30 a.m. Eastern Time on Wednesday, November 9, 2022 contain "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding our business, product strategy, and user growth, retention and monetization plans and trends, the plans and advances of our developers, our investment strategy, including our capital allocation strategy, our opportunities for and expectations of improvements in growth rate, particularly bookings, the benefits of our product and operational initiatives, including our "group grid," our expectation of successfully executing such strategies and plans, our employee recruitment plans, our expectations for expanding our headquarters and other infrastructure, our commitment to contain share dilution, our expectations for our quarterly and monthly financial and operational results and future growth rates, our estimates of infrastructure expenses for the balance of the year, and our expectations of future net losses. These forward-looking statements are made as of the date they were first issued and were based on current expectations, estimates, forecasts, and projections as well as the beliefs and assumptions of management. Words such as "expect," "envision," "anticipate," "should," "believe," "hope," "target," "continue," "project," "plan," "goals," "opportunity," "estimate," "potential," "predict," "may," "will," "might," "could," "would," "intend," "shall," and "suggest," and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond our control. Our actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to risks detailed in our filings with the Securities and Exchange Commission (the "SEC"), including our annual reports on Form 10-K, our quarterly reports on Form 10-Q and other filings and reports we make with the SEC from time to time. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: our ability to successfully execute our business and growth strategy; the sufficiency of our cash and cash equivalents to meet our liquidity needs; the impact of our senior notes and any future indebtedness on our business, financial condition and results of operations; the demand for our platform in general; our ability to increase our number of new users and revenue generated from users; our ability to retain and expand our user base; the impact of the COVID-19 pandemic and other macro-economic trends (including currency exchange rates and inflation) on our business and the easing of restrictions related to the COVID-19 pandemic; the fluctuation of our results of operations and our key business measures on a quarterly basis in future periods, including as a result of changes in our accounting estimates; our ability to successfully develop and deploy new technologies to address the needs of our users; our ability to maintain and enhance our brand and reputation; our ability to hire and retain talent; news or social media coverage about Roblox, including but not limited to coverage that presents, or relies on, inaccurate, misleading, incomplete, or otherwise damaging information; any breach or access to user or third-party data; and our ability to maintain the security and availability of our platform. Additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from our expectations is included in the reports we have filed or will file with the SEC, including our annual reports on Form 10-K and our quarterly reports on Form 10-Q.

The forward-looking statements included in this letter represent our views as of the date of this letter. We anticipate that subsequent events and developments will cause our views to change and all of our Key Metrics Estimates are subject to normal quarter end review and potential adjustments. We undertake no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this letter. Past performance is not necessarily indicative of future results and quarterly performance may materially differ from aggregation of the monthly Key Metrics for each month within the quarter.

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Non-GAAP Financial Metrics This letter contains the non-GAAP financial measures bookings, free cash flow, and adjusted EBITDA. We use this non-GAAP financial information to evaluate our ongoing operations, for internal planning and forecasting purposes, and ongoing operating trends for purposes of analyzing the covenants specified in the indenture governing our senior notes due 2030. We believe that this non-GAAP financial information may be helpful to investors because it provides consistency and comparability with past financial performance. Bookings is defined as revenue plus the change in deferred revenue during the period and other non-cash adjustments. Bookings is equal to the amount of virtual currency purchased by users in a given period of measurement. We believe bookings provide a timelier indication of trends in our operating results that are not necessarily reflected in our revenue as a result of the fact that we recognize the majority of revenue over the estimated average lifetime of a paying user. The change in deferred revenue constitutes the vast majority of the reconciling difference from revenue to bookings. By removing these non-cash adjustments, we are able to measure and monitor our business performance based on the timing of actual transactions with our users and the cash that is generated from these transactions. Free cash flow represents the net cash provided by operating activities less purchases of property, equipment, and intangible assets. We believe that free cash flow is a useful indicator of our unit economics and liquidity that provides information to management and investors about the amount of cash generated from our core operations that, after the purchases of property, equipment, and intangible assets, can be used for strategic initiatives, including investing in our business, making strategic acquisitions, and strengthening our balance sheet. Adjusted EBITDA is a measure of operating performance used in certain covenant calculations specified in the indenture governing our senior notes due 2030 that is not calculated in accordance with GAAP and may not conform to the calculation of EBITDA in other circumstances. Adjusted EBITDA should not be considered as a substitute for net loss as determined in accordance with GAAP. We believe that, when considered together with reported amounts, adjusted EBITDA is useful to investors and management in understanding our ongoing operations and ongoing operating trends for purposes of analyzing the covenants specified in the indenture governing our senior notes due 2030. Non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial information as a tool for comparison. As a result, our non-GAAP financial information is presented for supplemental informational purposes only and should not be considered in isolation from, or as a substitute for financial information presented in accordance with GAAP. A reconciliation table of the most comparable GAAP financial measure to each non-GAAP financial measure used in this letter is included at the end of this letter. We encourage investors and others to review our business, results of operations, and financial information in their entirety, not to rely on any single financial measure, and to view these non-GAAP measures in conjunction with the most directly comparable GAAP financial measure. 10

GAAP to Non-GAAP Reconciliation

The following table presents a reconciliation of revenue, the most directly comparable financial measure calculated in accordance with GAAP, to bookings, for each of the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2022	2021	2022	2021
	(dollars in thousands)		(dollars in thousands)	
Reconciliation of revenue to bookings:				
Revenue	$ 517,707	$ 509,336	$ 1,646,048	$ 1,350,412
Add (deduct):				
Change in deferred revenue	187,991	131,439	336,928	616,375
Other	(3,982)	(2,942)	(10,152)	(11,197)
Bookings	$ 701,716	$ 637,833	$ 1,972,824	$ 1,955,590

The following table presents a reconciliation of net cash from operating activities, the most directly comparable financial measure calculated in accordance with GAAP, to free cash flow, for each of the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2022	2021	2022	2021
	(dollars in thousands)		(dollars in thousands)	
Reconciliation of net cash from operating activities to free cash flow:				
Net cash provided by operating activities	$ 67,144	$ 181,166	$ 250,077	$ 536,886
Add (deduct):				
Acquisition of property and equipment	(133,356)	(2,963)	(268,958)	(48,331)
Purchases of intangible assets	(1,500)	(7,600)	(1,500)	(7,856)
Free cash flow	$ (67,712)	$ 170,603	$ (20,381)	$ 480,699

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The following table presents a reconciliation of consolidated net loss, the most directly comparable financial measure calculated in accordance with GAAP, to adjusted EBITDA, for each of the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2022	2021	2022	2021
	(dollars in thousands)		(dollars in thousands)	
Reconciliation of consolidated net loss to adjusted EBITDA:				
Consolidated net loss	$ (301,902)	$ (77,190)	$ (642,656)	$ (356,223)
Add (deduct):				
Interest income	(12,764)	(28)	(17,206)	(59)
Interest expense	10,005	-	29,895	-
Other income/(expense), net	4,302	770	7,732	1,810
Provision for/(benefit from) income taxes	352	(998)	350	(976)
Depreciation and amortization	34,052	19,029	87,545	53,439
Stock-based compensation expense	161,359	89,319	420,042	221,722
Change in deferred revenue	187,991	131,439	336,928	616,375
Change in deferred cost of revenue	(32,519)	(26,669)	(49,189)	(134,532)
Fees related to equity offering	-	-	-	50,586
Fees related to certain legal settlements	-	-	-	53,775
Adjusted EBITDA	$ 50,876	$ 135,672	$ 173,441	$ 505,917

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